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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Maxim Pharmaceuticals, Inc.:

        We consent to the use of our report dated November 21, 2003 with respect to the consolidated balance sheets of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2003 and for the period from inception (October 23, 1989) through September 30, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the Company's method of accounting for goodwill in 2002.

/s/  KPMG, LLP
San Diego, California
August 19, 2004

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  EXHIBIT 23.1